Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2020, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and Management’s Plan, as to which the date is May 12, 2020, relating to the financial statements which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-238482) of Vroom, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-238482) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 8, 2020